Exhibit 99.1

FIBERMARK SERVICES GMBH AND CO. KG AND FIBERMARK BETEILIGUNGS GMBH

Combined Consolidated Financial Statements

September 30, 2006 and December 31, 2005

(With Independent Auditor’s Report Thereon)

FIBERMARK SERVICES GMBH AND CO. KG AND FIBERMARK BETEILIGUNGS GMBH

Independent Auditors’ Report

The Board of Directors

FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH

We have audited the accompanying combined consolidated balance sheets of FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH as of September 30, 2006 and December 31, 2005, and the related combined consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for the nine-month period ended September 30, 2006 (“Successor Company”) and the year ended December 31, 2005 (“Predecessor Company”) (collectively, “the Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH as of September 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the nine-month period ended September 30, 2006 and the year ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

As more fully described in Note 1 to the combined and consolidated financial statements, effective January 3, 2006 the Company’s parent company emerged from Bankruptcy pursuant to a plan of reorganization confirmed by the Bankruptcy Court on December 5, 2005. In accordance with American Institute of Certified Public Accountants’ Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Company has reflected the push down of fair value adjustments arising from the parent company’s fresh-start reporting whereby its assets and liabilities and new capital structure have been adjusted to reflect estimated fair values as of December 31, 2005. As a result, the combined consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

Munich, Germany

December 12, 2006

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH

Combined Consolidated Balance Sheets

September 30, 2006 and December 31, 2005

(In thousands)

	Successor
	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash	$12,849	$13,634
Accounts receivable, net of allowances of $0.6 million in 2006 and $1.0 million in 2005	35,493	27,831
Inventories (note 5)	26,286	27,235
Deferred income taxes	246	—
Related Party Receivables	3,071	118
Prepaid expenses	424	145

Total current assets	78,369	68,963

Property, plant and equipment, net (note 6)	144,589	140,689
Goodwill (note 4)	19,140	17,823
Other intangible assets, net (note 4)	35,862	35,235
Other long-term assets	1,700	1,570

Total assets	$279,660	264,280
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,234	$15,256
Accrued liabilities (note 11)	8,513	6,975
Accrued income taxes payable	2,449	1,374
Deferred income taxes (note 10)	—	771

Total current liabilities	27,196	24,376

Long-term liabilities:
Long-term debt	—	—
Deferred income taxes (note 10)	44,012	43,313
Pension and other post-retirement obligations (note 12)	34,063	32,596

Total long-term liabilities	78,075	75,909

Total liabilities	105,271	100,285

Commitments and contingencies (note 3)

Stockholder’s equity: (note 9)
Parent Equity	172,886	163,995
Accumulated other comprehensive income	1,503

Total stockholder’s equity	174,389	163,995

Total liabilities and stockholders’ equity	$279,660	$264,280

See accompanying notes to combined consolidated financial statements.

FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH

Combined Consolidated Statements of Operations

Nine Months Ended September 30, 2006

and Year Ended December 31, 2005

(In thousands)

	Successor	Predecessor
	September 30, 2006	December 31, 2005
Net sales (note 3)	$173,286	$225,639
Cost of sales (note3)	156,958	184,488

Gross profit	16,328	41,151

Selling, general and administrative expenses (note 3)	11,139	13,527
Loss on disposal of assets (note 3)	83	67

Income from operations	5,106	27,557

Foreign exchange transaction (gain) loss (note 3)	210	(219)
Other expense (income), net	(360)	(416)
Interest expense, net	122	425

Income before income taxes	5,134	27,767

Income tax expense (note 10)	1,881	10,089

Net income	$3,253	$17,678

See accompanying notes to combined consolidated financial statements.

FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH

Combined Consolidated Statements of Stockholder’s Equity and Comprehensive Income

Nine Months Ended September 30, 2006

and Year Ended December 31, 2005

(In thousands)

			Accumulated
			other	Total
	Parent	Retained	comprehensive	stockholder's
	Equity	earnings	income (loss)	equity

Predecessor:

Balance at December 31, 2004	$45,907	$47,083	$20,771	$113,761

Comprehensive income (loss):
Net income		17,678		17,678
Minimum pension liability adjustment, net			(2,168)	(2,168)
Currency translation adjustment, net	(14,970)		(1,094)	(16,064)
Total comprehensive loss				(554)
Contributions from parent	5,952			5,952
Dividends		(16,911)		(16,911)
Fresh start Adjustment - change of parent control	127,106	(47,850)	(17,509)	61,747

Total Equity Change				50,234

Successor:

Balance at December 31, 2005	163,995	—	—	163,995

Comprehensive income (loss):
Net income		3,253		3,253
Unrecognized actuarial gain, net			1,414	1,414
Currency translation adjustment, net	12,123		89	12,212
Total comprehensive income				16,879
Contributions from shareholder	3,903			3,903
Dividends	(7,135)	(3,253)		(10,388)

Total Equity Change				10,394

Balance at September 30, 2006	$172,886	$—	$1,503	$174,389

See accompanying notes to combined consolidated financial statements.

FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH

Combined Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2006

and Year Ended December 31, 2005

(In thousands)

	Successor	Predecessor
	September 30, 2006	December 31, 2005
Cash flows from operating activities:
Net income	$3,253	$17,678
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,489	7,060
Loss on disposal of assets	83	67
Deferred income taxes	(4,304)	534
Changes in operating assets and liabilities:
Accounts receivable	(5,458)	5,776
Inventories	2,885	219
Prepaid expenses	(262)	224
Accounts payable	(38)	1,371
Accrued liabilities	996	(1,117)
Accrued income taxes payable	949	666
Related party receivables and payables, net	(2,872)	(157)
Other long-term liabilities	1,172	1,951
Income taxes paid by the parent on behalf of the company	3,802	6,597
Net cash provided by operating activities	16,695	40,869

Cash flows used for investing activities:
Additions to property, plant and equipment	(8,114)	(9,383)
Other long-term assets	(15)	(14)
Proceeds from sale of assets	54	70
Increase in other intangible assets	(107)	(1,040)

Net cash used in investing activities	(8,182)	(10,367)

Cash flows from financing activities:
Dividends	(9,855)	(16,911)

Net cash (used in) financing activities	(9,885)	(16,911)

Effect of exchange rate changes on cash	557	(1,390)

Net increase (decrease) in cash	(785)	12,201

Cash at beginning of period	13,634	1,433

Cash at end of period	$12,849	$13,634

Supplemental cash flow information:
Interest paid	$189	$310
Income taxes paid, net of refunds	1,433	2,425

See accompanying notes to combined consolidated financial statements.

(1)                     Bankruptcy Filing and Chapter 11 Emergence

Bankruptcy Filing

On March 30, 2004, FiberMark, Inc. (also known as the “Parent Company”), and its U.S. subsidiaries including FiberMark North America, Inc., and FiberMark International Holdings LLC, (collectively, with FiberMark, Inc., the “Debtors”), filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Vermont (the “Bankruptcy Court”). The Debtors’ cases were being jointly administered as Case No. 04-10463. The Debtors managed their properties and operated their businesses in the ordinary course of business as debtors-in possession (“DIP”) pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. In general, as DIP, the Debtors were authorized under chapter 11 to continue to operate as an ongoing business, but could not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. FiberMark, Inc. and its wholly owned subsidiaries (collectively the “FiberMark Group”), include operations that were not involved in the bankruptcy filing, including the German Operating subsidiaries of FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH and wholly owned subsidiaries,  FiberMark Gessner GmbH, FiberMark Lahnstein GmbH, FiberMark Grundstuecks KG and FiberMark Grundstuecks KG (collectively referred to as “FiberMark Germany” or “the Company”).

To augment its financial flexibility during the chapter 11 process, the Debtors negotiated with GE Commercial Finance, and received final approval from the Bankruptcy Court on April 27, 2004, to enter into a $30 million Debtor-in-Possession revolving credit facility (“DIP Facility”). The 15 month DIP Facility commitment was based on availability from North American assets, including receivables, inventory, and fixed assets, which were calculated on the same basis as the pre-petition facility. FiberMark Germany continued to be funded under an amended and restated existing credit facility (“German Facility”), (see note 7). Under the two credit agreements, the pro forma borrowing base was substantially the same as the borrowing base under the pre-petition facility. Various covenants and restrictions on our operations under the prior credit facility applied under the DIP Facility and the German Facility without material modification, together with an additional restriction on the amount of funds that could be transferred from FiberMark Germany to support North American operations. Both facilities were scheduled to mature on June 30, 2005, but were extended through emergence at the request of the Debtors.

Chapter 11 Emergence

On November 1, 2005, the Debtors filed an Amended Plan of Reorganization (the “Plan”), which had been approved by the Bankruptcy Court on October 27, 2005. The Plan was confirmed by order of the Bankruptcy Court entered on December 5, 2005. The Plan became effective by its terms and the FiberMark Group legally emerged from chapter 11 on January 3, 2006 (the “Effective Date”). However, the FiberMark Group satisfied all material conditions precedent to the effectiveness of the Plan on December 30, 2005, and therefore, used December 31, 2005, as the date for adopting Fresh-Start reporting in order to coincide with the FiberMark Group’s normal financial closing for the month of December.

(2)                     Push Down Adjustments

The Debtors’ emergence from chapter 11 bankruptcy proceedings resulted in the adoption of Fresh-Start reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7” or “Fresh-Start reporting”) for the FiberMark Group. Since the reorganization value of the assets of the Reorganized FiberMark Group, including FiberMark Germany, immediately before the date of confirmation was less than the total of all post-petition liabilities and allowed claims, and the holders of Predecessor FiberMark Group voting shares immediately before confirmation received less than 50 percent of the voting shares of the emerging entity, the Reorganized FiberMark Group has adopted Fresh-Start reporting. Despite a legal emergence from bankruptcy on January 3, 2006, the FiberMark Group satisfied all material conditions precedent to the effectiveness of the Plan on December 30, 2005. The Reorganized FiberMark Group used December 31, 2005 as the date for adopting Fresh-Start reporting in order to coincide with its normal financial closing for the fiscal year ended December 31, 2005. Upon adoption of Fresh-Start reporting, assets and liabilities have been adjusted to reflect their estimated fair values in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141).  Accordingly, the reported historical financial statements of the Predecessor FiberMark Germany prior to the  push down of fair value adjustments arising from the parent company’s Fresh-Start reporting for periods ended prior to December 31, 2005, are not comparable to those of the Successor FiberMark Germany.

In accordance with the application of Fresh-Start reporting by the parent company, all assets and liabilities are recorded at their respective fair values as of December 31, 2005. Such fair values represent the Reorganized FiberMark Group’s best estimates based on both management’s and independent appraisals and valuations. As FiberMark Germany was not part of the bankruptcy proceedings, the adjustments to record fair values of the assets and liabilities and eliminate the previously accumulated earnings of the Company are reported as a reclassification within stockholder’s equity.

To facilitate the calculation of the enterprise value of the Reorganized FiberMark Group, the FiberMark Group, including FiberMark Germany, developed a set of five-year financial projections. Based on these financial projections, the enterprise value was determined by a financial advisor, using various valuation methods, including (i) a comparison of the FiberMark Group and its projected performance to the valuation of comparable public companies, (ii) a review and analysis of several recent transactions of companies in similar industries to the FiberMark Group, (iii) a theoretical calculation of the amount that a private equity investor could pay for the FiberMark Group in a highly leveraged acquisition to generate a targeted equity rate of  return based on assumed terminal value, and (iv) cash flows derived from the financial projections, including an assumption for a terminal value, discounted back at the Reorganized FiberMark Group’s estimated weighted average cost of capital. In addition, the financial advisor considered the indications of value received during the sale exploration process conducted in 2004 and the FiberMark Group’s financial performance and revised outlook since the culmination of that process. This enterprise value was approved by the Bankruptcy Court. For Fresh-Start reporting purposes, the enterprise value of the FiberMark Group was estimated to be $225 million. After fair value adjustments, net assets of $164 million were allocated to FiberMark Germany, which includes additional goodwill resulting from the difference in the enterprise value and the fair value of the assets and liabilities pushed down to FiberMark Germany from the parent company in the amount of $12.1 million.

Fresh-Start reporting requires that the reorganization value be allocated to the entity’s net assets in conformity with procedures specified by SFAS 141. Valuation specialists had been engaged to assist in the fair value of the FiberMark Germany’s property, plant and equipment, intangibles, pension and post-retirement benefits.

Listed on the following page is a summary of the adjustments made in 2005 and the effect on shareholder’s equity for the year ended December 31, 2005 and on the income statement for the period from January 1, 2006 until September 30, 2006 as a result of Fresh Start accounting. In accordance with SOP 90-7, historical comparisons between 2005 and 2006 for the impacts of Fresh Start accounting and prior accounting methodologies are not made.

FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH

Combined Consolidated Balance Sheet

December 31, 2005

(In thousands)

	Historic Balance Sheet	Fair Value Adjustments	Fresh Start Balance Sheet
ASSETS
Current assets:
Cash	$13,634	$—	$13,634
Other Current Assets	53,172	2,157	55,329
Total current assets	66,806	2,157	68,963

Non-current assets	105,449	89,868	195,317
Total assets	$172,255	$92,025	$264,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$22,531	$1,845	$24,376

Total long-term liabilities	47,476	28,433	75,909

Total liabilities	70,007	30,278	100,285

Stockholders’ equity
Parent equity	22,019	141,976	163,995
Accumulated earnings (deficit)	79,085	(79,085)	—
Accumulated other comprehensive income	1,144	(1,144)	—
Total stockholder’s equity	102,248	61,747	163,995

Total liabilities and stockholder’ equity	$172,255	$92,025	$264,280

(3)                     Description of Business and Summary of Significant Accounting Policies

FiberMark Germany produces specialty fiber-based materials in one operating segment, and operates three production facilities in Germany. As a result of the U.S. Bankruptcy of the FiberMark Group, financial statement balances for FiberMark Germany were revalued effective December 31, 2005. “Fresh start” balances which include the revaluation are presented in December 31, 2005 and September 30, 2006 combined consolidated balance sheets, net of accumulated amortization and depreciation. FiberMark Germany was not a part of the bankruptcy proceedings. Fiscal yearend of the company is December 31, 2006.

(a)                      Principles of Consolidation

The combined consolidated financial statements include only the German Operating subsidiaries of FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH and wholly owned subsidiaries FiberMark Gessner GmbH, FiberMark Lahnstein GmbH, FiberMark Grundstuecks KG and FiberMark Grundstuecks KG. All significant FiberMark Germany intercompany transactions and accounts have been eliminated in consolidation. Related Party receivables between FiberMark Germany and the FiberMark group were not eliminated, but are disclosed in a separate related party footnote.

(b)                      Basis of Presentation

The accompanying combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

All amounts herein are shown in millions of US Dollars (or “$”) except where otherwise stated. The functional currency of the FiberMark Germany group is the Euro (or “€”). The accompanying combined consolidated balance sheet as of December 31, 2005 and September 30, 2006, and the statements of operations and cash flows for the years then ended are presented in U.S. dollars at the following rate:

			Exchange Rate		Annual Average Exchange Rate
Currency			December 31, 2005	September 30, 2006	2005	2006
			US dollar	US dollar	US dollar	US dollar

Euro	€1	=	1.179	1.266	1.244	1.244

(c)                       Use of Estimates

Financial statements prepared in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other items, impairment of goodwill and other long-lived assets, restructuring and facility closures, deferred tax assets, pensions, accounting matters related to reorganization in bankruptcy, excess and obsolete inventory and allowances for doubtful accounts receivable. Actual results could differ from these estimates. Estimates in the financial statements that could change in the near term include pension and post-retirement benefit obligations.

(d)                      Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the combined consolidated statements of cash flows. The allowance for doubtful accounts is FiberMark Germany’s best estimate of the amount of probable credit losses in the existing accounts receivable. FiberMark Germany determines the allowance based on the evaluation of specific customer amounts and historical write-off experience. FiberMark Germany reviews its allowance for doubtful accounts monthly. Past due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote. FiberMark Germany does not have any off balance-sheet credit exposure related to its customers.

(e)                       Cash Equivalents

For purposes of the statement of cash flows, FiberMark Germany considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. There were no significant cash equivalents at September 30, 2006 and December 31, 2005.

(f)                         Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the moving weighted average cost method for raw materials, as well as for work in process and finished goods.

(g)                      Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided using the straight-line method based upon the useful lives of the assets. Buildings and improvements and machinery and equipment are depreciated over periods not exceeding forty (40) and twenty (20) years, respectively. In connection with the December 2006 fair valuing of assets, the remaining useful lives of property, plant and equipment have been reassessed to consider the company’s strategic plan, maintenance activities and utilization of machines.  As a consequence of this, the average useful life was determined to be between six and seven years. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Improvements are capitalized and included in property, plant and equipment while expenditures for maintenance and repairs that have useful lives of less than one (1) year or do not extend the useful life of major assets are charged to expense.

(h)                      Research and Development, Advertising

Research and development costs are expensed as incurred and are reflected in cost of sales. The costs amounted to $2.7 million and $3.1 million, for the nine months ended September 30, 2006 and year ended December 31, 2005, respectively. Advertising costs are expensed as incurred and are reflected in selling, general and administrative expenses. Total advertising expense was $129,000 and $338,000 for the nine months ended September 30, 2006 and year ended December 31, 2005, respectively.

(i)                         Foreign Currency

The functional currency of FiberMark Germany is the euro (or “€”). However, the reporting currency is the United States dollar (or “$”). The assets and liabilities of these operations are translated at the exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of stockholder’s equity accumulated other comprehensive income. Changes in exchange rates for foreign currency transactions result in foreign exchange transaction gains or losses that are recorded in earnings during the period of the change.

(j)                         Other Intangible Assets and Goodwill

The FiberMark Germany goodwill represents the allocated portion of the excess of the enterprise value over the fair value of the assets and liabilities of the Reorganized Company in Fresh-Start accounting. Predecessor Company goodwill represents the excess of purchase price over the fair value of net assets of businesses acquired. Goodwill and intangible assets determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). Intangible assets with estimable useful lives are amortized on a straight-line basis over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Customer relationships have been valued and accounted for as an Intangible. This value is being amortized using the straight-line method over a period of 10 years.

(k)                      Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The income tax expense reflected in the accompanying combined consolidated financial statements has been calculated as if the Company had filed separate tax returns including corporation tax for each of the years presented. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)                         Long-Lived Assets

FiberMark Germany accounts for long-lived assets in accordance with the Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (SFAS 144). In accordance with the Statement, long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of, if any, would be separately presented in the combined  consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the combined consolidated balance sheets.

(m)                   Comprehensive Income

Comprehensive income consists of net income, minimum pension liability adjustments, and foreign currency translation adjustments and is presented in the combined consolidated statements of stockholder’s equity and comprehensive income. As a result of the push down of fair value adjustments related to the parent company’s accounting, comprehensive income balances were eliminated for the period ending December 31, 2005.

The components of accumulated other comprehensive income as of September 30, 2006 are as follows (in thousands):

	September 30, 2006
	Gross	Tax effect	Net
Actual Pension Gain	$2,247	(833)	$1,414
Foreign currency translation adjustment	89	—	89
Total	$2,336	(833)	$1,503

(n)                      Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties that are probable of realization, if any, are separately recorded, and are not offset against the related liability, in accordance with Financial Accounting Standards Board Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

Environmental Matters

We, and our predecessors, have invested substantially in pollution control facilities to comply with environmental laws and regulations. While we have expenditured sufficient amounts to maintain substantial compliance with existing environmental laws, any failure to comply with present or future environmental laws could subject us to liability or require us to suspend or reduce operations. In the future, the duty to comply with environmental laws could restrict our ability to expand our facilities, obligate us to acquire and operate costly equipment or otherwise force us to incur significant expenses.

We are also currently involved in various governmental proceedings relating to environmental compliance at our facilities. We do not believe that any of those matters ultimately will have a material adverse effect on our business, financial condition, and results of operations.

Based upon our experience, we expect that the future cost of complying with existing environmental laws, and our liability for known environmental claims under existing laws, will not have a material adverse effect on our financial condition or results of operation. However, new information, changes in environmental laws or how they are interpreted, or more vigorous enforcement by regulatory authorities, may give rise to additional expenditures or liabilities that could be material to our business, financial condition or results of operations.

Other Matters

We are involved in legal proceedings arising in the ordinary course of business, none of which are expected to have a material adverse affect on our operations or financial condition.

(o)                      Revenue Recognition

FiberMark Germany recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss, specifically when pervasive evidence of a sales arrangement exists, the price to the buyer is fixed and determinable, and the collectability of the sales price is reasonably assured.

(p)                      Concentration Risk

In Germany, all employees are union eligible. FiberMark Germany’s union employees are covered under various collective bargaining agreements expiring through 2008. As union membership is voluntary and does not need to be disclosed to the company under German law, the percentage of employees covered by the agreement that expires on February 28, 2007, cannot be determined.

(q)                      New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), requiring that such costs be recognized as current period charges and requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. FiberMark Germany adopted SFAS No. 151 with effect from January 1, 2006. This adoption did not have a significant impact on its combined consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting and reporting of a change in accounting principle. FiberMark Germany is required to adopt SFAS No. 154 for accounting changes and error corrections that occur after September 30, 2006. The Company’s results of operations and financial condition will only be impacted following the adoption of SFAS No. 154 if it implements changes in accounting principle that are addressed by the standard or corrects accounting errors in future periods.

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition: the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of expense or benefit to recognize in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006.  FiberMark Germany is evaluating FIN 48 and is currently unable to predict the effect of adoption on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 does not require any new fair value measurements.

The definition of fair value in SFAS 157 retains the exchange price notion in earlier definitions of fair value and emphasizes that fair value is a market-based measurement, not an entity-specific measurement. SFAS 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  FiberMark Germany is evaluating SFAS 157 and is currently unable to predict the effect of adoption on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, which requires an employer to recognize the over funded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization (“Recognition Provision”). SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions (“Measurement Date Provision”). FiberMark Germany measures the funded status of its plans annually on December 31 and also measured the plan as of September 30, 2006. The Recognition Provision of SFAS No. 158 required to be adopted by the Company as of the end of the financial year ending December 31, 2006, and the Measurement Date Provision is effective for the Company as of the end of the financial year ending December 31, 2008. FiberMark Germany has elected to early adopt the Recognition Provision at September 30, 2006. Therefore, the combined consolidated balance sheet reflects the funded status, and unrecognized actuarial gains, net are presented as a component of accumulated other comprehensive income. The Company currently measures the plan on the last day of the year and the liability recorded is for the full amount of the obligation; hence, it does not expect the standard to have a significant impact on its combined consolidated financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”).  SAB 108 provides guidance on the consideration to be given to prior year misstatements when quantifying misstatements in current year financial statements for purposes of determining whether the financial statements are materially misstated. SAB 108 requires the quantification of misstatements based on their impact to both the balance sheet and the statement of operations to determine materiality. The guidance provides for a one-time cumulative-effect adjustment to correct for misstatements for errors that were not deemed material under a company’s prior approach but are material under the SAB 108 approach. SAB 108 is effective as of December 31, 2006 for calendar year companies. The implementation of SAB 108 is not expected to have a material impact on the Company’s financial position or results of operations.

(4)                     Other Intangible Assets and Goodwill

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). Under SFAS 142, we no longer amortize goodwill and intangibles that have indefinite lives. SFAS 142 also requires that we assess goodwill and intangibles with indefinite lives for impairment at least annually, based on the fair value of the related reporting unit or intangible asset.

The following table reconciles our goodwill from the beginning of the period until the end of the period (in thousands):

	September 30,	December 31,
	2006	2005
Balance at beginning of year	$17,823	$5,749
Goodwill fresh start revaluation	—	12,074
Effect of exchange rates	1,317
Balance at end of year	$19,140	$17,823

The following table provides the gross carrying value and accumulated amortization for each major class of other intangible assets as of September 30, 2006 and for the year ended December 31, 2005 (in thousands):

	Average	Gross carrying value		Accumulated amortization
	Remaining	September 30,	December 31,	September 30,	December 31,
	(Years)	2006	2005	2006	2005
Amortizable intangible assets:
Debt issuance costs	5	$463	$335	$69	$—
Trademarks	indefinite	10,632	9,900	—	—
Customer based Intangibles	9	26,419	24,600	1,986	—
Acquired technology	9	437	400	32	—

Total intangible assets		$37,950	$35,235	$2,088	$—

The total intangible amortization expense for the nine months ended September 30, 2006 and for the year ended December 31, 2005 was $2,051,000 and $664,000, respectively. The estimated amortization expense for fourth calendar quarter 2006 and for each of the next five years ending December 31st is as follows (in thousands):

Fourth Quarter 2006	$665
2007	2,658
2008	2,658
2009	2,658
2010	2,658
2011	2,658

(5)                     Inventories

Inventories consist of the following at September 30, 2006 and December 31, 2005 (in thousands):

	September 30	December 31,
	2006	2005
Raw materials	$10,781	$9,713
Work in process	4,000	4,171
Finished goods	7,518	9,210
Finished goods on consignment	1,855	1,954
Stores inventory	1,699	1,739
Operating supplies	433	448
Total inventories	$26,286	$27,235

(6)                     Property. Plant and Equipment

Property, plant and equipment consists of the following at September 30, 2006 and December 31, 2005 (in thousands):

	September 30,	December 31,
	2006	2005
Land	$14,283	$13,300
Buildings and improvements	24,757	22,600
Machinery and equipment	113,586	102,317
Construction in progress	6,593	2,472
Gross property, plant and equipment	159,219	140,689
Less accumulated depreciation and amortization	(14,630)	—
Net property, plant and equipment	$144,589	$140,689

Depreciation expense was $14,442,000, and $6,396,000 for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

(7)                     Debt

On December 31, 2003, the FiberMark Group had a 30-month, $85.0 million revolving credit facility, entered into on November 12, 2003, which provided a significant increase in cash availability for capital expenditures, working capital and general corporate purposes. On April 1, 2004, this facility was replaced by the $30.0 million North American DIP Facility and the $40.0 million German amended and restated facility for FiberMark Germany as described previously. Both of the new credit facilities were led by GE Commercial Finance. The DIP Facility was secured by substantially all of FiberMark’s U.S. assets, excluding various equipment at our Quakertown, Pennsylvania and Warren Glen, New Jersey, facilities that secure two previously existing term loans, and was also secured by specified foreign assets mentioned below. The amended and restated credit facility also provided borrowing capacity based on the level of profitability as measured by the earnings before income taxes, depreciation, and amortization (EBITDA) of FiberMark’s German businesses up to a maximum of $40.0 million. To secure these new borrowings, the Company has pledged various percentages of the ownership shares of FiberMark Germany that effectively prevented the parent company from disposing of or materially changing the assets of those businesses without consent from the Lender. Upon emergence from bankruptcy on January 3, 2006, new revolving credit agreements were entered into with GE Commerical Finance including a $30.0 million North America facility and the EURO 40.0 million German facility provided on the same basis as the previous agreements.  This new borrowing capacity was secured by 100% of the stock of the two German operating companies, FiberMark Lahnstein GmbH and FiberMark Gessner GmbH as well as German real estate and German bank accounts. Additionally, FiberMark Group assets and stock acted as collateral for the Euro 40 million revolver.  There was no outstanding balance on the amended and restated German Facility at September 30, 2006 and December 31, 2005.

Advances under the German credit facilities are repayable daily. The borrowing rates are determined at the company’s discretion based on the terms of the new amended and restated credit facility are as follows:

Base Rate Index	Margin Over Index
Euribor	2.25%
Euro Index	0.75%
Unused Line Fee	0.50%

The amended and restated facility for our German operations requires the company to certify covenant compliance 45 days after a quarter end and submit year end audited financial statements within 90 days. Covenants include minimum EBITDA; maximum capital expenditures; fixed charge coverage ratios and maximum senior leverage ratios. The company was not in violation of this requirement as of September 30, 2006.

(8)                     Leases

FiberMark Germany assumed obligations under operating leases for certain machinery, equipment and facilities with the acquisitions of Rexam DSI in April 2001, Steinbeis Gessner GmbH in January 1998, Papierfabrik Lahnstein GmbH in August 1999, and facilities purchased from Custom Papers Group (CPG) in October 1996.

Rental expense was $787,000 and $1,035,000 for the nine months period ended September 30, 2006 and for the year ended December 31, 2005.

As of September 30, 2006, obligations to make future minimum lease payments under these leases were as follows (in thousands):

Payments to be made in the periods ending December 31:

Fourth Quarter 2006	$205
2007	697
2008	395
2009	286
2010	188
2011	109
Thereafter	12
$1,892

(9)                     Stockholders Equity

Consistent with the Court approved Plan of Reorganization; FiberMark’s conducted a revaluation of all balance sheet items effective as of December 31, 2005. The reorganization resulted in a change of equity values following the push down accounting. In particular, the elimination of comprehensive income balances for the period ended December 31, 2005 as well as the revaluation of other equity items and the consolidation of the equity balance into the paid in capital account. This equity also includes the foundation capital of $44,000 for FiberMark Services GmbH and Co. KG and FiberMark Beteiligungs GmbH.

(10)              Income Taxes

Profit before income taxes for the nine months ended September 30, 2006 and for the year ended December 31, 2005 were as follows (in thousands):

	September 30,	December 31
	2006	2005
German	$5,134	$27,767
Income before income taxes	$5,134	$27,767

The components of the provision for income taxes for the nine months period ended September 30, 2006 and for the year ended December 31, 2005 are as follows (in thousands):

	September 30	December 31
	2006	2005
Current:
German	$6,185	$9,555
Deferred:
German	(4,304)	534
	$1,881	$10,089

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 2006 and December 31, 2005 are presented below (in thousands):

	Deferred tax	Deferred tax
	assets	liabilities
September 30, 2006:
Accounts receivable	$	$15
Inventory	261
Property, plant and equipment		34,057
Payroll related accruals	4,175
Intangible assets		14,124
Miscellaneous reserves	1
Unremitted earnings		7
Gross deferred taxes	4,437	48,203
Valuation allowance	—	—
Net deferred taxes	$4,437	$48,203

	Deferred tax	Deferred tax
	assets	liabilities
December 31, 2005:
Inventory	$	$771
Property, plant and equipment		34,372
Payroll related accruals	4,604
Intangible assets		13,663
Miscellaneous reserves		27
Net operating losses	167
Unremitted foreign earnings		22
Gross deferred taxes	4,771	48,855
Valuation allowance
Net deferred taxes	$4,771	$48,855

The German entities of FiberMark are liable for trade tax purposes and the US parent company LLC is liable for corporation tax. Due to the exclusion of the LLC, which does not legally form part of the FiberMark Germany group in the accompanying financial statements, taxes had been calculated on a separate return basis by the Company, resulting in corporation tax of $3,903,000 and $5,952,000 for the periods ended September 30, 2006 and December 31, 2005, respectively. These corporation tax liabilities have been accounted for as equity transactions with FiberMark LLC (part of FiberMark Group) for all years presented.

The Company’s tax rate in Germany is 25%. Additionally, a solidarity surcharge of 5.5% on corporation tax and trade tax of 11% is levied, for a combined consolidated statutory tax rate of 37%. The aggregate amounts of the income tax (benefit) expense allocated to equity, for the unrealized actuarial gains was  ($1,750,000) and ($2,406,000) for the periods ended September 30, 2006 and December 31, 2005, respectively.

A reconciliation of income taxes from continuing operations at the German statutory rate to the effective rate for the nine months period ended September 30, 2006 and for the year ended December 31, 2005, is as follows:

	September 30,	December 31
	2006	2005
German federal rate	37.0%	37.0%
Other	-0.4%	-0.7%
Effective tax rate	36.6%	36.3%

(11)              Accrued Liabilities

	September 30,	December 31,
	2006	2005
Salaries and related benefits	$7,500	$6,016
Property Taxes	1,013	944
Other	—	15
	$8,513	$6,975

(12)              Retirement Plans

The company has several defined benefit retirement plans.

Defined Benefit Plans for Hourly Employees

The defined benefit plans covering all hourly employees in Germany were established by the Company to provide a monthly pension upon retirement. There is no legal or governmental obligation to fund these plans.

The following table sets forth the accumulated pension benefit obligation (APBO) (in thousands):

	September 30,	December 31,
	2006	2005
APBO at January 1	$32,164	$30,481
Service cost	1,062	623
Interest cost	974	1,296
Amendments	199
Actuarial (gain) loss	(2,246)	4,964
Benefits paid	(927)	(1,173)
Foreign currency impact	2,402	(4,027)
APBO at December 31	$33,628	$32,164

The funded status at December 31 is (in thousands):

	September 30,	December 31,
	2006	2005
Projected benefit obligation	$(33,628)	$(32,164)
Fair value of plan assets		—
Funded status	(33,628)	(32,164)

Unrecognized net transition obligation		—
Unrecognized prior service cost	199
Unrecognized net (gain) loss	(2,246)	7,610
Accrued pension cost before adjustment for minimum liability	(35,675)	(24,554)
Adjustment to recognize (minimum liability) actuarial gain	2,047	(7,610)
Accrued pension cost included in other long-term liabilities	$(33,628)	$(32,164)

Net periodic pension expense included the following components (in thousands):

	September 30,	December 31
	2006	2005
Service cost	$1,062	$623
Interest cost	974	1,296
Net periodic pension expense	$2,036	$1,919

The Pension was revalued on September 30, 2006 and December 31, 2005. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation at September 30, 2006 and December 31, 2005 was 4.5% and 3.9%, respectively. There are no long term assets invested in the Pension plans. The measurement date is as of December 31st and Septemeber 30th for the year 2005 and 2006, repectively. Compensation increases are projected at 2.5% per year.

The employer contributions during the period ending September 30, 2006 were $927,000. The estimated benefits paid for each of the next five years ending December 31, and thereafter is as follows (in thousands):

2007	$1,456
2008	1,427
2009	1,411
2010	1,530
2011	1,723
Thereafter	8,909
$16,456

(13)              Significant Business Concentrations

	September 30,	December 31
	2006	2005
Customer concentration:
Total % sales from top 5 customers	35%	35%
Germany	38	38

Foreign sales as % of total sales	62	62
Europe (excluding Germany)	40	40
Asia Pacific	15	16
Americas	7	6

(14)              Supplemental cash flow information

Non-cash investing and financing activities represents the fair value adjustments made in connection with the push down of fresh-start accounting adjustments (see note 1) and the contributions assumed by FiberMark LLC in connection with the payment of corporation tax for the FiberMark Germany (see note 10).

(15)              Related Parties

FiberMark Germany has historically paid various financial service fees and tax related items on behalf of the FiberMark Group. As a result of these payments, FiberMark Germany had a related party receivable of $3,071,000 and $118,000 as of September 30, 2006 and December 31, 2005 respectively.

(15)               Subsequent Event

On October 11, 2006, FiberMark Germany was acquired by Neenah Paper International, LLC for $218 million in cash. The sale resulted in the settlement of intercompany accounts receivable previously held between FiberMark Germany and the FiberMark Group. This also resulted in the discontinuance of the previous line of credit discussed in note 7 as well as the removal of prior guarantees and securities provided by FiberMark Germany to the FiberMark Group and the write-off of loan origination costs included in other intangible assets, net at September 30, 2006 of approximately $300,000. On October 5, 2006, FiberMark Germany paid a dividend of $12.2 million to the FiberMark Group.  In November 2006, Neenah Paper approved approximately $24 million in plant expansions to serve the growing market for technical products.